Exhibit 10.19.2
J. Justin Hutchens
Offer of Employment Term Sheet

Title	Executive Vice President, Ventas North American Senior Living, Ventas, Inc.
Offer Date	January 26, 2019
Start Date	This proposal is contingent upon your ability to start in a full time role on a mutually agreed date on or before April 1, 2020 and Ventas publicly announcing your pending employment on or before February 20, 2020.
Total Direct Compensation & Up Front Equity
Our executives receive a combination of Salary, Annual Incentive (Cash Bonus) and Long-Term Incentive (Equity). Your target total annualized direct compensation is $2.75 million, and over $3.7 million at maximum performance levels.
On the date your employment commences, to incent you to join Ventas, and in consideration for forfeiture of existing unvested equity at your current firm, you will receive: $3 million in Ventas equity (restricted stock shares/units or their equivalent, which will immediately receive cash dividends on all unvested shares or units). This equity will vest ratably, without performance conditions, on the first through third anniversaries of your start date.
In addition, the Company will consider if practical acquiring your personal investment in HC-One at its current market value assuming transferability can be achieved.

Salary	Base annual salary of $500,000, payable ratably an every other Friday, one week in arrears, consistent with the Company’s payroll practices.
Annual incentive
Commencing on your start date, eligible to participate in the Ventas Annual Cash Incentive Plan. Opportunity to earn 150% of base salary at target, and 200% of base salary at maximum performance, levels respectively. Attainment is based on achievement of individual and Company goals approved by the Executive Compensation Committee. Your goals will be a combination of enterprise wide goals, consistent with our other Executives, and individual goals. For 2020, your annual incentive payout will be at least at the “target” level, assuming non-performance conditions (such as remaining employed) to payment are met. Your 2020 bonus will not be prorated if your employment commences prior to the Start Date.
To receive any payment under this plan, you must be employed on the date of payment which typically occurs in early Q1 of the following year.

Long-Term Incentive
Commencing on your start date, you will be eligible to participate in our executive long-term equity incentive compensation plan. This plan provides the opportunity to earn equity awards on an annual basis at 300% of base salary at target, and 444% of base salary at maximum performance levels, respectively.
Equity compensation is currently divided 60% performance-based Restricted Stock Units (“PRSUs”) and 40% time-based Restricted Stock Units (“RSUs”).
•PRSUs are granted at the target value and may be earned and vest at a higher or lower level following a three-year performance period, based on achievement of quantitative Company goals set at the beginning of the performance period. Dividend equivalents will be accrued and paid out following the end of the performance period, if and to the extent the underlying awards are earned.
•RSUs are granted at the target value and will vest in equal 1/3 installments on each of the first three anniversaries of grant date. Dividends will be paid on vested and unvested RSUs in the normal course.
The plan design, type of equity, performance measures and equity awards are determined by the Executive Compensation Committee of the Board of Directors each year.

Relocation Allowance	Because you will be a full-time employee in the Company’s Chicago office, we expect you to relocate your principal residence concurrently with your start date to the great Chicago area. To facilitate your move, Ventas will provide a standard relocation package to cover your out of pocket expenses associated with your household move to Chicago.
Mutual Protection Agreements	Ventas and you will enter into an Employee Protection and Restrictive Covenants Agreement (“EPA”) and award agreements for your equity grants, in each case consistent with those in place with other EVPs.
Benefits Program	You will be eligible to participate in the Company’s medical and other benefit plans pursuant to their terms, as such plans may be amended by the Company from time to time or terminated by the Company in its sole discretion.
Office Location	353 North Clark Street, Suite 3330 Chicago, IL 60654
Employment Contingency	This term sheet and offer letter are not intended to, nor shall they, constitute an employment agreement for a specified duration of time The employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or no reason, with or without cause, with or without notice.
Offer Contingencies	Employment and compensation are subject to: (a) satisfactory results of background check and reference verification; (b) your ability to begin on or before the Start Date referenced earlier in this Term Sheet; (c) your execution of, and compliance with, the Employee Acknowledgements document attached as Exhibit A; and (d) approval by the Executive Compensation Committee of the, and the full, Board of Directors.

EXHIBIT A

REPRESENTATIONS REGARDING YOUR POTENTIAL EMPLOYMENT WITH VENTAS
I, J. Justin Hutchens, recognize that Ventas, Inc. (“Ventas”) honors all enforceable restrictions between its employees and their former employers. Indeed, Ventas often establishes policies that are broader than such restrictions as drafted, even where such restrictions would not be enforced by any court, in an effort to avoid disputes with other companies and avert litigation. Accordingly, as a condition to, and in consideration of, my employment at Ventas, I represent and acknowledge the following:
1.    I have provided Ventas with a copy of any non-competition, non-solicitation, or other restrictive covenant between me and a former employer. I am not bound by any agreement that would prohibit me from accepting or working in the role of Executive Vice President-North American Senior Housing for Ventas
2.    I will honor the provisions of my Service Agreement dated 24 April 2017 with HC-One Limited (“HCO”) related to non-solicitation and, specifically, in an attempt to ensure that there are no disputes about my compliance with such Service Agreement, will not, for the first 12 months following the termination of my employment with HCO, (a) solicit or entice away from HCO any person or entity who was a client of HCO during the last 12 months of my employment at HCO; or (b) solicit or entice away from HCO any person who was employed by HCO on my termination date from HCO or anytime in the last 12 months of my employment at HCO.
3.    I understand and acknowledge that Ventas respects the confidential and proprietary information, and trade secrets of other entities. I understand that Ventas does not want, and will not willingly use, any confidential or proprietary information, and/or trade secrets that are the property of a third party.
4.    I will not disclose to Ventas any confidential, proprietary or trade secret information of other entities. I will not bring to Ventas, nor will I provide to Ventas copies of any documents, electronic media or tangible things that contain or refer to confidential, proprietary or trade secret information that is the property of any other party that is now or hereafter in my possession.
5.    My acknowledgement of Ventas’s respect for third party confidential information includes, but is not limited to, the following representations:
(a)    At the time I begin working for Ventas, I will not possess any information that belonged to a prior employer, whether that information was ever: (i) in my possession as a hard copy document; (ii) on a computer; (iii) on a blackberry, PDA or cell phone; or (iv) on an external hard drive, thumb drive, or any other piece of external media that permits the storage of electronic or hard copy information.
(b)    I have not provided, and will not provide any information to Ventas that belonged to a prior employer, regardless of whether such information was: (i) in a hard copy document; (ii) on a work, home, or laptop computer, or external “cloud”; (iii) on a blackberry, PDA or cell phone; or (iv) on an external hard drive, thumb drive, or any other piece of external media that permits the storage of electronic or hard copy information.
I make these representations and acknowledgements this 30th day of January, 2020.

/s/ J. Justin Hutchens
J. Justin Hutchens

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